Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

TRAILBLAZER HOLDINGS, INC.

THE UNDERSIGNED, in order to form a corporation for the purposes herein stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Trailblazer Holdings, Inc. (hereinafter called the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 1521 Concord Pike, Suite 201, in the City of Wilmington, in the County of New Castle, Delaware 19803. The name of its registered agent at such address is Corporate Creations Network Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The name and mailing address of the incorporator is: Yosef Eichorn, 510 Madison Avenue, Suite 1401, New York, New York 10022.

FIFTH: The total number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.0001 per share.

SIXTH: The election of directors need not be by written ballot unless the bylaws so provide.

SEVENTH: The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal bylaws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.

EIGHTH: A Director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer of the Corporation, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No repeal or modification of this paragraph shall apply to or have any effect on the liability or alleged liability of any Director or officer of the Corporation for or with respect to any acts or omissions of such Director or officer occurring prior to the time of such repeal or modification.

NINTH: The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a Director or officer of the Corporation or while a Director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of Directors or stockholders or otherwise and shall inure to the benefits of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph shall not adversely affect any right or protection of a Director or officer of the Corporation with respect to any acts or omissions of such Director or officer occurring prior to such repeal or modification.

TENTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, the undersigned, being the sole incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand and seal this 16th day of July, 2024.

/s/ Yosef Eichorn
Yosef Eichorn, Incorporator
510 Madison Avenue, Suite 1401
New York, New York 10022